Exhibit 99.1

FOR RELEASE, Wednesday, January 9, 2019	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com
KB HOME REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenues Total $1.3 Billion; Earnings Per Diluted Share Up 14% to $.96
Repurchases 1.8 Million Shares of Common Stock

LOS ANGELES (January 9, 2019) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2018.
“Fiscal 2018 was a year of considerable progress, as we achieved or exceeded most of the financial targets under our three-year Returns-Focused Growth Plan within two years,” said Jeffrey Mezger, chairman, president and chief executive officer.  “Along with a further increase in our scale to $4.55 billion in total revenues, we meaningfully enhanced our profitability, producing an operating income margin within our 2019 target range, and improved our return metrics above their target levels.  We also took a balanced approach in allocating the substantial cash flow we generated toward supporting our future growth, reducing our debt and returning capital to stockholders through repurchases of our common stock.  Through these efforts, we ended the year with a higher community count, a measurably lower leverage ratio and a book value of approximately $24 per share.”
“We believe we are well positioned for 2019, with an anticipated 10% to 15% increase in our community count,” continued Mezger.  “In addition, we have taken proactive steps to reposition many of our existing and future communities to make our product more affordable.  Our business model enables us to efficiently move with demand, leveraging our existing plan series to add smaller square footage options to our communities, and adjusting the specification levels within our homes.  This operational flexibility expands the range of choices for our homebuyers, in moving up or down in square footage and upgrading options in our design studios — both distinctive advantages of our highly customer-centric approach to homebuilding.”
Three Months Ended November 30, 2018 (comparisons on a year-over-year basis)

•	Total revenues decreased 4% to $1.35 billion.

•	Deliveries increased slightly to 3,389 homes.

•	Average selling price declined 5% to $395,200 due primarily to a shift in geographic mix of homes delivered.

•
Homebuilding operating income totaled $121.9 million, compared to $131.9 million. Homebuilding operating income margin was 9.1%, down 30 basis points. Excluding inventory-related charges of $9.1 million in the quarter and $7.1 million in the year-earlier quarter, this metric was 9.7%, compared to 9.9%.

◦	Housing gross profit margin was 18.1% in both the 2018 and 2017 fourth quarters.

▪
Housing gross profit margin excluding inventory-related charges improved 10 basis points to 18.7%. Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest was 22.8%, compared to 23.5%.

◦
Selling, general and administrative expenses as a percentage of housing revenues were 9.0%, up 30 basis points from last year’s fourth-quarter record-low result, largely due to increased marketing expenses to support new community openings in the quarter and 2019.

•	Total pretax income was $128.9 million, compared to $137.3 million.

•	The Company’s effective tax rate of approximately 25% decreased from approximately 39%, mainly due to the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act (“TCJA”).

•	Net income rose 15% to $96.8 million, and diluted earnings per share increased 14% to $.96.
Twelve Months Ended November 30, 2018 (comparisons on a year-over-year basis)

•	Total revenues grew 4% to $4.55 billion.

•	Deliveries rose 4% to 11,317 homes.

•	Average selling price increased slightly to $399,200.

•
Homebuilding operating income grew 22% to $345.7 million. Homebuilding operating income margin was 7.6%, up 110 basis points. Excluding inventory-related charges, this metric was 8.3%, up 120 basis points and within the Company’s 2019 target range of 8% to 9% under its Returns-Focused Growth Plan.

◦	Housing gross profit margin increased 120 basis points to 17.5%.

◦	Selling, general and administrative expenses as a percentage of housing revenues held steady at 9.8%.

•	Pretax income rose 27% to $368.0 million.

•	The Company’s income tax expense of $197.6 million and effective tax rate of approximately 54% primarily reflected a non-cash charge of $112.5 million recorded for the impact of the TCJA.

◦	Excluding this charge, the Company’s adjusted income tax expense and adjusted effective tax rate were $85.1 million and approximately 23%, respectively.

◦	In the twelve months ended November 30, 2017, the Company’s income tax expense and effective tax rate were $109.4 million and approximately 38%, respectively.

•
Net income totaled $170.4 million, or $1.71 per diluted share. Excluding the TCJA-related charge, the Company’s adjusted net income was $282.9 million, or $2.82 per diluted share, compared to $180.6 million, or $1.85 per diluted share.

Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net orders for the fourth quarter decreased 12% to 2,013. Net order value declined 21% to $738.3 million.

◦	Company-wide, net orders per community averaged 2.9 per month, compared to 3.4 per month.

•	The fourth quarter cancellation rate as a percentage of gross orders was flat at 28%.

•	The number of homes in ending backlog totaled 4,108, compared to 4,411.

•	Ending backlog value of $1.43 billion decreased 14%, reflecting fewer homes in backlog and the lower average selling price of those homes due to a shift in geographic mix.

•	Ending community count grew 7% to 240. Average community count for the fourth quarter increased 2% to 232, and was 7% higher compared to the 2018 third quarter.

Balance Sheet as of November 30, 2018 (comparisons to November 30, 2017)

•	The Company had total liquidity of $1.05 billion, including cash and cash equivalents of $574.4 million.

◦	There were no cash borrowings outstanding under the Company’s unsecured revolving credit facility.

◦	Primarily reflecting an increase in the Company’s investments in land and land development, operating activities provided net cash of $221.5 million in 2018, compared to $513.2 million in 2017.

•	Inventories increased by $319.5 million, or 10%, to $3.58 billion.

◦	Investments in land acquisition and development rose to $1.89 billion for 2018, compared to $1.52 billion for 2017.

▪	Total investments for the 2018 fourth quarter increased from the year-earlier quarter to $443.3 million.

◦	Lots owned or controlled grew to 53,627, of which 74% were owned.

◦	The Company reduced its land held for future development or sale by 37% to $237.8 million, or 7% of total inventories, from 11%.

•
Notes payable decreased by $264.6 million to $2.06 billion, largely due to the Company’s repayment of the entire $300.0 million in aggregate principal amount of its 7 1/4% Senior Notes upon their June 15, 2018 maturity using internally generated cash.

◦
The ratio of debt to capital improved 500 basis points to 49.7%. The ratio of net debt to capital improved 380 basis points to 41.6%, which is within the Company’s recently updated 2019 target range of 35% to 45% under its Returns-Focused Growth Plan.

•
Stockholders’ equity increased by $161.2 million to $2.09 billion, with the Company’s earnings over the twelve months ended November 30, 2018 more than offsetting the effect of the above-described TCJA-related charge.

◦
The Company repurchased approximately 1.8 million shares of its common stock during the fourth quarter at a total cost of $35.0 million under the program authorized by its board of directors in May 2018. The Company is authorized to repurchase approximately 2.2 million additional shares under this program.

◦	Book value per share grew by $1.88 to $24.01.

◦	Return on equity excluding the impact of the TCJA-related charge improved 440 basis points to 14.4%, near the high end of the Company’s 2019 target range under its Returns-Focused Growth Plan.
Earnings Conference Call
The conference call to discuss the Company’s 2018 fourth quarter and full year earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest homebuilders in the United States, with more than 600,000 homes delivered since our founding in 1957. We operate in 38 markets in eight states, primarily serving first-time and first move-up homebuyers, as well as active adults. We are differentiated in offering customers the ability to personalize what they value most in their home, from choosing their lot, floor plan, and exterior, to selecting design and décor choices in our KB Home Studios. In addition, our industry leadership in sustainability helps to lower the cost of homeownership for our buyers compared to a typical resale home. We take a broad approach to sustainability, encompassing energy efficiency, water conservation, healthier indoor environments, smart home capabilities and waste reduction. KB Home is the first national builder to have earned awards under all of the U.S. EPA’s homebuilder programs — ENERGY STAR®, WaterSense® and Indoor airPLUS®. We invite you to learn more about KB Home by visiting www.kbhome.com, calling 888-KB-HOMES, or connecting with us on Facebook.com/KBHome or Twitter.com/KBHome.

Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; the present failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to that failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the TCJA, the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect to the TCJA; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, net debt-to-capital ratio and other financial and operational targets and objectives; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Lending, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2018 and 2017
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2018	2017	2018	2017
Total revenues	$1,348,609	$1,403,138	$4,547,002	$4,368,529
Homebuilding:
Revenues	$1,344,042	$1,399,160	$4,533,795	$4,356,265
Costs and expenses	(1,222,135)	(1,267,284)	(4,188,074)	(4,072,862)
Operating income	121,907	131,876	345,721	283,403
Interest income	775	493	3,514	1,240
Interest expense	—	—	—	(6,307)
Equity in income (loss) of unconsolidated joint ventures	(260)	(730)	2,066	(1,409)
Homebuilding pretax income	122,422	131,639	351,301	276,927
Financial services:
Revenues	4,567	3,978	13,207	12,264
Expenses	(989)	(905)	(3,844)	(3,430)
Equity in income of unconsolidated joint ventures	2,936	2,634	7,301	4,234
Financial services pretax income	6,514	5,707	16,664	13,068
Total pretax income	128,936	137,346	367,965	289,995
Income tax expense	(32,100)	(53,000)	(197,600)	(109,400)
Net income	$96,836	$84,346	$170,365	$180,595
Earnings per share:
Basic	$1.09	$.97	$1.93	$2.09
Diluted	$.96	$.84	$1.71	$1.85
Weighted average shares outstanding:
Basic	88,398	86,821	87,773	85,842
Diluted	100,809	100,235	101,059	98,316

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2018	November 30, 2017
Assets
Homebuilding:
Cash and cash equivalents	$574,359	$720,630
Receivables	292,830	244,213
Inventories	3,582,839	3,263,386
Investments in unconsolidated joint ventures	61,960	64,794
Deferred tax assets, net	441,820	633,637
Other assets	107,383	102,498
	5,061,191	5,029,158
Financial services	12,380	12,357
Total assets	$5,073,571	$5,041,515

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$258,045	$213,463
Accrued expenses and other liabilities	666,268	575,930
Notes payable	2,060,263	2,324,845
	2,984,576	3,114,238
Financial services	1,495	966
Stockholders’ equity	2,087,500	1,926,311
Total liabilities and stockholders’ equity	$5,073,571	$5,041,515

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2018 and 2017
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2018	2017	2018	2017
Homebuilding revenues:
Housing	$1,339,316	$1,391,192	$4,517,244	$4,335,205
Land	4,726	7,968	16,551	21,060
Total	$1,344,042	$1,399,160	$4,533,795	$4,356,265

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,097,283	$1,139,155	$3,728,917	$3,627,732
Land	4,406	7,636	15,003	18,736
Subtotal	1,101,689	1,146,791	3,743,920	3,646,468
Selling, general and administrative expenses	120,446	120,493	444,154	426,394
Total	$1,222,135	$1,267,284	$4,188,074	$4,072,862

Interest expense:
Interest incurred	$34,602	$40,314	$149,698	$171,486
Loss on early extinguishment of debt	—	—	—	5,685
Interest capitalized	(34,602)	(40,314)	(149,698)	(170,864)
Total	$—	$—	$—	$6,307

Other information:
Depreciation and amortization	$2,203	$2,207	$8,762	$9,364
Amortization of previously capitalized interest	54,689	70,337	202,760	215,396

Average selling price:
West Coast	$632,000	$654,900	$661,500	$644,900
Southwest	308,800	290,600	307,300	290,200
Central	290,100	291,100	297,400	284,800
Southeast	297,500	283,100	286,600	284,100
Total	$395,200	$416,500	$399,200	$397,400

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2018 and 2017 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2018	2017	2018	2017
Homes delivered:
West Coast	997	1,161	3,152	3,387
Southwest	577	540	2,301	1,837
Central	1,202	1,238	4,113	4,136
Southeast	613	401	1,751	1,549
Total	3,389	3,340	11,317	10,909

Net orders:
West Coast	485	612	2,985	3,356
Southwest	424	487	2,139	2,121
Central	716	845	4,045	3,939
Southeast	388	352	1,845	1,484
Total	2,013	2,296	11,014	10,900

Net order value:
West Coast	$273,356	$427,533	$1,893,597	$2,263,443
Southwest	137,724	147,914	682,172	632,747
Central	208,709	260,986	1,169,397	1,160,378
Southeast	118,552	98,948	546,315	419,679
Total	$738,341	$935,381	$4,291,481	$4,476,247

	November 30, 2018		November 30, 2017
	Homes	Value	Homes	Value
Backlog data:
West Coast	715	$414,564	882	$606,109
Southwest	926	302,614	1,088	327,517
Central	1,714	487,921	1,782	541,684
Southeast	753	229,269	659	184,821
Total	4,108	$1,434,368	4,411	$1,660,131

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate and ratio of net debt to capital, none of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2018	2017	2018	2017
Housing revenues	$1,339,316	$1,391,192	$4,517,244	$4,335,205
Housing construction and land costs	(1,097,283)	(1,139,155)	(3,728,917)	(3,627,732)
Housing gross profits	242,033	252,037	788,327	707,473
Add: Inventory-related charges (a)	9,069	7,110	28,994	25,232
Housing gross profits excluding inventory-related charges	251,102	259,147	817,321	732,705
Add: Amortization of previously capitalized interest (b)	54,203	67,284	197,936	210,538
Adjusted housing gross profits	$305,305	$326,431	$1,015,257	$943,243
Housing gross profit margin	18.1%	18.1%	17.5%	16.3%
Housing gross profit margin excluding inventory-related charges	18.7%	18.6%	18.1%	16.9%
Adjusted housing gross profit margin	22.8%	23.5%	22.5%	21.8%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts)

because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Effective Tax Rate
The following table reconciles the Company’s income tax expense, net income, diluted earnings per share and effective tax rate for the twelve months ended November 30, 2018 calculated in accordance with GAAP to the non-GAAP financial measures of adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate, respectively:

	Twelve Months Ended November 30,
	2018			2017
	As Reported	TCJA Adjustment	As Adjusted	As Reported
Total pretax income	$367,965	$—	$367,965	$289,995
Income tax expense (a)	(197,600)	112,500	(85,100)	(109,400)
Net income	$170,365	$112,500	$282,865	$180,595
Diluted earnings per share	$1.71		$2.82	$1.85
Weighted average shares outstanding — diluted	101,059		101,059	98,316
Effective tax rate (a)	54%		23%	38%

(a)
For the twelve months ended November 30, 2018, income tax expense and adjusted income tax expense, as well as the related effective tax rate and adjusted effective tax rate, include the favorable impacts of the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, $10.7 million of federal energy tax credits the Company earned from building energy efficient homes, a $2.1 million net benefit from a reduction in our deferred tax asset valuation allowance, and $1.0 million of excess tax benefits from stock-based compensation as a result of the Company’s adoption of Accounting Standards Update No. 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” effective December 1, 2017. For the twelve months ended November 30, 2017, income tax expense and the effective tax rate included the favorable impact of $4.9 million of federal energy tax credits.

The Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate are non-GAAP financial measures, which the Company calculates by excluding a non-cash charge of $112.5 million recorded in 2018 from its reported income tax expense, net income, diluted earnings per share and effective tax rate, respectively. This charge was primarily due to the Company’s previously announced accounting re-measurement of its deferred tax assets based on the above-noted reduction in the federal corporate income tax rate under the TCJA. The most directly comparable GAAP financial measures are the Company’s income tax expense, net income, diluted earnings per share and effective tax rate. The Company believes that these non-GAAP measures are meaningful to investors as they allow for an evaluation of the Company’s operating results without the impact of the TCJA-related charge.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	November 30, 2018	November 30, 2017
Notes payable	$2,060,263	$2,324,845
Stockholders’ equity	2,087,500	1,926,311
Total capital	$4,147,763	$4,251,156
Ratio of debt to capital	49.7%	54.7%

Notes payable	$2,060,263	$2,324,845
Less: Cash and cash equivalents	(574,359)	(720,630)
Net debt	1,485,904	1,604,215
Stockholders’ equity	2,087,500	1,926,311
Total capital	$3,573,404	$3,530,526
Ratio of net debt to capital	41.6%	45.4%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.